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                                                                      EXHIBIT 14


                           DIRECT GENERAL CORPORATION

                  Policy on Business Conduct - Code of Ethics
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1.     PURPOSE.    The  purpose of this  memorandum  is to document  the Policy on Business Conduct at Direct General Corporation and to comply with certain regulatory requirements to establish and maintain a code of ethics.

2.     EFFECTIVE DATE.     Immediately.

3.     APPLICABILITY.      This memorandum applies to the following:

       a. Direct General Corporation and its subsidiaries

       b. Officers, directors, employees, and certain non-employee regional and district sales managers of the above companies.


4.     DEFINITIONS OF TERMS.

       a. DIRECT GENERAL GROUP: Direct General Corporation and all of its operating companies, also sometimes referred to as the Group.

       b. COMPANY:  Any company in the Direct General Group.

       c. FIDUCIARY:  A director, officer, or employee of a Company.

       d. RELATED PARTY:

          - any member of an individual's immediate family (including spouse, children, and children's spouses);
          - any other person with whom such an individual shares a household;
          - any person for whose support such an individual is responsible; and
          - any business entity (other than a Company in the Group) of which such an individual is an officer, director, partner, or significant owner.

       e. SENIOR FINANCIAL OFFICERS: The Company's chief executive officer, chief financial officer and controller, or persons performing similar functions.

       f. CODE OF ETHICS: Written standards, as set forth in this memorandum, that are reasonably designed to deter wrongdoing and to promote:

          - good business practices, including, without limitation, honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;
          - full, fair, accurate, timely, and understandable disclosure in the periodic reports and documents that the Company files with, or submits to, the Securities and Exchange Commission and in other public communications made by the Company;
          - compliance with applicable governmental laws, rules and regulations;
          - the prompt internal reporting of violations of the code to the appropriate person or persons identified in this Policy on Business Conduct; and
          - accountability for adherence to the code.

5. ACCURATE BUSINESS RECORDS. The integrity and completeness of record-keeping is not only the Company's policy, it is also mandated by law. The Company is required to keep books, records, and accounts that accurately and fairly reflect all transactions and to maintain an effective Company-wide system of internal controls. The improper alteration, destruction, concealment or falsification of records or documents are not only prohibited by Company policy, but also may result in criminal penalties (see Reference (a)).
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       Proper recording of all transactions is essential to the Company's control of its affairs and the accuracy of its financial reporting. To maintain the integrity of the accounting records, all entries in the Company's books and records must be prepared carefully and honestly and must be supported by adequate documentation to provide a complete, accurate, and auditable record. All employees have a responsibility to assure that their work is complete and accurate. No false or misleading entry may be made for any reason, and no employee may assist any other person in making a false or misleading entry.

       Employees must provide accurate and complete information to the Company's officers, managers, legal counsel, internal auditors, independent auditors, and any other person authorized to receive the information.

       Secret transactions invite misconduct, while full disclosure of material transactions reinforces responsibility and deters wrongdoing or even the appearance of wrongdoing. Therefore, undisclosed or unrecorded transactions are not allowed for any purpose. Any employee having information or knowledge of any undisclosed or unrecorded transaction or the falsification of records should report it promptly to the Company's General Counsel or Chairman of the Audit Committee of the Board of Directors. The Company's Corporate Governance Hotline may be used for this purpose.

       These internal standards also promote full, fair, accurate, timely and understandable public disclosure in the periodic reports filed by the Company.

6.     CONFLICTS OF INTEREST.

       a. EXPLANATION. Directors, officers, managers, and employees (together referred to as "Fiduciaries") stand in a fiduciary relationship to the Company that they serve and are expected to exercise their authority in good faith to serve the best interests of the Direct General Group.

          The standards adopted by this Policy on Business Conduct are intended to promote honest and ethical conduct by the Company's Fiduciaries, including the ethical handling of actual or apparent conflicts of interest between the Company and personal or professional relationships.

          A conflict of interest may exist at any time when personal or other business interests might influence an individual's judgment in matters involving the Direct General Group.

       b. EXAMPLES OF CONFLICT OF INTEREST. Set forth below are examples of transactions and situations which could involve a conflict of interest:

          (i) DEALINGS WITH A COMPANY: Business dealings, such as sales of goods or services, sales or leases of real estate or personal property, and loans, between a Company and a Fiduciary or a Related Party of a Fiduciary.

          (ii) THIRD PARTY TRANSACTIONS: Transactions between a Fiduciary and a third party when that third party also deals with a Company or seeks to do so. (This does not include routine business relationships conducted on an arm's-length basis.)

          (iii) ACTIVITIES THAT DEPEND ON COMPANY ACTION: Business activities of a Fiduciary or a Related Party of a Fiduciary, the success of which may depend directly or indirectly on a Company taking a certain action.

          (iv) CORPORATE OPPORTUNITIES: Taking a business opportunity to which a Company may be entitled, but of which a Fiduciary may wish to take advantage personally. Among other things, this may include conducting a personal business or activity or engaging in part-time employment that competes with the Direct General Group.

          (v) DIRECT INSURANCE POLICIES: Agents writing their own insurance policy or accepting payments for themselves or a Related Party (see Reference (b)).

                These situations do not necessarily constitute conflicts of interest, but they do create the potential for a conflict. Full disclosure to the Company provides a means for assuring that a possible conflict of interest does not become an actual problem.

       c. COMPLIANCE PROCEDURES RELATED TO CONFLICTS OF INTEREST. It is critically important that an independent review be made of any transaction or situation, whether proposed or already completed, involving a Company and another enterprise in which a Fiduciary or a Related Party of a Fiduciary has a direct or indirect interest or has a reasonable expectation of obtaining such an interest; or where a course of action that is being considered by a Company may affect, either directly or indirectly, the personal or other business interests of a Fiduciary or a Related Party of a Fiduciary.

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          Upon discovery of a possible conflict of interest, a written description of the transaction or situation, with a complete disclosure of all relevant facts, must promptly be submitted to the General Counsel of Direct General Corporation for consideration (see Enclosure (1)). If the General Counsel determines that a conflict may exist then the transaction or situation should be submitted for review by a committee of senior officers of Direct General Corporation designated by the Executive Vice President and Chief Operating Officer. Thereafter any recommended resolution of the potential conflict must be approved by the board of directors of Direct General Corporation.

       d. PRACTICAL CONSIDERATIONS. It is recognized that, in the ordinary course of business, a number of continuing regular business relationships exist between members of the Direct General Group and Fiduciaries or their Related Parties. It is not the intent of this Statement of Policy that every routine business transaction arising out of such an established and continuing relationship be passed upon by the General Counsel. However, it is expected that the existence of any such relationship shall be disclosed to and understood by the General Counsel, and that any transaction which is out of the ordinary course of that business relationship, or that involves terms or conditions that the Company does not regularly offer or receive in comparable business transactions with unaffiliated parties, will be submitted for review in accordance with this statement.

7.     CONFIDENTIAL INFORMATION.

       a. EXPLANATION. It is unlawful and against Company policy for any person who, because of his or her relationship to the Company, possesses confidential information about the Company or its employees or about any other company outside the Direct General Group, to use the information to his or her own advantage or to pass the information on, directly or indirectly, to others who may improperly use such information. For the purposes of this memorandum, "confidential information" includes not only material non-public information under the securities laws, but also any proprietary information of the Company, any employee, or other company that is not generally known by the public (see Reference (c)).

       b. EXAMPLES OF CONFIDENTIAL INFORMATION. Information that is considered confidential includes, but is not limited to, the following: estimated earnings and other financial data; plans for a significant expansion or reduction of operations; plans or considerations for developing or offering new products or services; a significant increase or decline in business; negotiation or agreement on buying or selling a company or a business; salary, health status, or other personal information about any employee or customer of the Company; and the status of litigation or regulatory inquiries.

8. IMPROPER PAYMENTS. Federal laws prohibit the bribery of any government official, and other laws prohibit any commercial bribery of any other nature. It is the Company's policy that neither the Direct General Group, any Company, director, employee, shareholder, nor any other person acting on behalf, or in the interest, of the Direct General Group or a Company shall directly or indirectly offer or solicit any kind of payment, gift, gratuity, discount, rebate, or contribution for the purpose of:

       a. influencing customers, suppliers or governmental officials or employees;

       b. obtaining, giving or keeping business;

       c. persuading any officials or employees of another company to fail to perform, or to improperly perform, their duties; or

       d. influencing legislation or regulations.

       All payments made to agents, distributors, and vendors shall always be strictly in consideration for services rendered or products delivered, and the amounts paid should be reasonable given the nature of those services or products (see Reference (c)).

9. POLITICAL ACTIVITY. Direct General Corporation encourages all employees to vote and actively support the political parties, candidates, and issues of their choice.

       Because federal and state laws restrict the use of corporate resources in connection with political activity, any use of Company resources for such activities must have prior approval as to legality by the General Counsel of Direct General Corporation.


10. ANTI-COMPETITIVE OR UNFAIR TRADE PRACTICES. A casual conversation by a Fiduciary or other representative of a Company with representatives of a competitor regarding future prices or premium rates might be interpreted as an understanding to fix prices. Exchanging information on costs or prices could lead to a similar charge. Similarly, a comparison of future products and marketing plans between competitors could lead to a charge of illegal agreement to allocate markets. Further, a discussion

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       between competitor's representatives about a common supplier, followed by a collective decision not to buy from that supplier, may create an illegal boycott.

       No matter how formal or informal, whether oral or written, regardless of intent, circumstances, or consequences, such unnecessary contacts with competitors should be avoided. This policy does not prohibit establishing joint ventures or other contractual relationships with competitors, provided such relationships are properly disclosed, authorized by the Company's senior management, and reviewed in advance by the Company's legal counsel.

11. COMPLIANCE WITH LAWS, RULES AND REGULATIONS. Fiduciaries, must comply fully with all applicable federal, state and local laws, rules and regulations that govern the Company's business conduct, (including, without limitation, insurance and securities laws.)

12. CODE OF ETHICS. Fiduciaries, including Senior Financial Officers, must abide by this Policy on Business Conduct, which represents the Company's Code of Ethics as required by certain regulatory authorities.

13. DIRECT INSURANCE POLICIES. Agents cannot write an insurance policy or accept payments for themselves or a member of their immediate family. If an agent wants to purchase a Direct insurance policy, another agent must write the policy. Likewise, when making payments to that policy, another agent/CSA must receive the money and issue the receipt (see Reference
       (b)).

14. PENALTIES. Violations of the Company's business conduct policies can result in serious consequences. Such violations can be the basis for disciplinary action by the Company, up to and including termination of employment, depending on the seriousness of the violation.

       In addition, violation of Company policy may also involve violation of laws or regulations, which can result in private and governmental lawsuits, civil fines, and even criminal penalties.

15. WAIVER OF POLICY. If employee believes that a waiver of this Policy on Business Conduct is necessary or appropriate, including, but not limited to any potential or actual conflict of interest, or any waiver of the Company's policies or procedures, a request for a waiver and the reasons for the request must be submitted in writing to the General Counsel of the Company. An officer or director must submit the request for a waiver to the Chairman of the Board of Directors. Any material waiver of this Policy on Business Conduct for executive officers and directors may only be made by the Board of Directors and may be disclosed, or upon advice of counsel, will be disclosed to the public in an interim report on Form 8-K within five days of the Board granting the waiver.

16. REPORTING ANY ILLEGAL OR UNETHICAL BEHAVIOR. Employees are encouraged to talk to supervisors, managers or other appropriate Company personnel about observed illegal or unethical behavior and when they have a good faith doubt about the best course of action in a particular situation. It is the policy of the Company not to allow retaliation for reports of possible misconduct by others made in good faith by employees. Employees are expected to cooperate in internal investigations of misconduct and to maintain strict confidentiality about such investigations.

17. SUGGESTED COMPLIANCE GUIDELINES. All officers, directors, managers and employees must work together to ensure prompt and consistent action against violations of the Company's Policy on Business Conduct as set forth in this memorandum. However, in some situations it is difficult to know right from wrong. Since we cannot anticipate every situation that will arise, it is important that we have a way to approach a new question or problem. These are the steps to keep in mind:

       - Make sure you have all the facts. In order to reach the right solutions, the Company's General Counsel and other officers must be as fully and factually informed as possible.
       - Ask yourself: What specifically am I being asked to do? Based on your business knowledge and experience, does it seem unethical or improper? This will enable you to focus on the specific question you are faced with, and the alternatives you have. Use your judgment and common sense; if something seems unethical or improper, it possibly is and should be investigated.
       - Clarify your responsibility and role. In most situations, there is shared responsibility and knowledge. Are your colleagues informed? It may help to get others involved and discuss the perceived problem.
       - Discuss the problem with your supervisor. This is the basic guidance for all situations. In many cases, your supervisor will be more knowledgeable about the questions, and will appreciate being asked to help resolve the perceived problem. Remember that it is your supervisor's responsibility to help you solve problems.
       - Seek help from Company resources. In the rare case where it may not be appropriate to discuss an issue with your supervisor, or where you do not feel comfortable approaching your supervisor with your question, discuss it locally with your office manager. If that also is not appropriate, call (877) 893-3837, the Company's toll-free Corporate Governance Hotline, which will allow you to anonymously report a complaint.

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       - You may report possible ethical violations in confidence and without fear of retaliation. If your situation requires that your identity be kept secret, your anonymity will be protected. The Company does not permit retaliation of any kind against employees for good faith reports of possible or perceived ethical violations.

       - Always ask first, act later. If you are unsure of what to do in any situation, seek guidance before you act.

18. APPROVAL. This Policy on Business Conduct was adopted or readopted by the Board of Directors February 25, 2004.